GUARANTOR GENERAL SECURITY AGREEMENT


          This Guarantor General Security Agreement
(hereafter, as amended modified, replaced, consolidated and extended, this "Agreement") dated as of June 21, 1996 is made by FGR, Inc., f.k.a. Decatur Aluminum Company,
Inc., a Michigan corporation, Fruehauf Corporation, a
Delaware corporation, Maryland Shipbuilding & Drydock
Company, a Maryland corporation, The Mercer Co., a
Delaware corporation, Fruehauf International Limited, a
Delaware corporation, Deutsche-Fruehauf Holding
Corporation, a Delaware corporation, Jacksonville
Shipyards, Inc., a Florida corporation, M.J. Holdings,
Inc., an Ohio corporation, Fruehauf Holdings Corp., a
Delaware corporation, E.L. Devices, Inc., a Florida corporation (each a "Guarantor" and collectively, "Guarantors") in favor of K-H Corporation, a Delaware corporation (together with its successors and assigns, "Guaranteed Party").


                       W I T N E S S E T H

          WHEREAS, Guaranteed Party has entered or is about to enter into certain financing arrangements with Fruehauf Trailer Corporation, a Delaware corporation
("Debtor"), pursuant to which Guaranteed Party may make loans and provide other financial accommodations to Debtor; and

          WHEREAS, Debtor, which owns the outstanding shares of stock of Guarantors, entered into that certain
Subordinated Revolving Note (as defined herein), under which Debtor will borrow revolving loans and will be afforded certain other financial accommodations. As used herein, the term "Event of Default" shall have the meaning as set forth in the Subordinated Revolving Note; unless otherwise defined, all other capitalized terms are used in this Agreement as they are defined in the Subordinated
Revolving Note; and

          WHEREAS, Debtor has requested that the
Guaranteed Party agree to make loans pursuant to the Subordinated Revolving Note dated of even date herewith, by and between Debtor and the Guaranteed Party (the
"Subordinated Revolving Note"), the proceeds of which will be used to pay Trailing Liabilities; and

          WHEREAS, each of the Guarantors has executed and delivered or is about to execute and deliver to Guaranteed
Party that certain guarantee (the "Guarantee"), dated as of June 21, 1996, in favor of Guaranteed Party; and

          NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.   DEFINITIONS

          All terms used herein which are defined in
Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural. All references to Guarantor, Debtor and Guaranteed Party pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder",
"this
Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 7.3. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

          1.1  "Accounts" shall mean, with respect to
each
Guarantor, all present and future rights of such Guarantor to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

          1.2  "Equipment" shall mean, with respect to
each Guarantor, all of Guarantor's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

          1.3 "Event of Default" shall have the meaning set forth in Section 6.1 hereof.

          1.4  "GAAP" shall mean generally accepted
accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial
Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied.

          1.5  "Inventory" shall mean, with respect to
each Guarantor, all of such Guarantor's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

          1.6  "Obligations" shall mean Guaranteed
Obligations as defined in the Guarantee and all other obligations owing by any Guarantor under other Revolving
Loan Documents.

          1.7 "Obligor" shall mean any other guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than
Debtor.

          1.8  "Person" or "person" shall mean any
individual, sole proprietorship, partnership, corporation
(including, without limitation, any corporation which elects subchapter S status under the Internal Revenue
Code
of 1986, as amended), business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

          1.9 "Records" shall mean, with respect to each Guarantor, all of such Guarantor's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Guarantor with respect to the foregoing maintained with or by any other person).

SECTION 2.  GRANT OF SECURITY INTEREST

          To secure payment and performance of all Obligations, each Guarantor hereby grants to Guaranteed
Party a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Guaranteed Party as security, the following property and interests in property, whether now owned or hereafter acquired or existing, and wherever located (collectively, the "Collateral"):

          2.1  Accounts;

          2.2  all present and future contract rights,
general intangibles (including, but not limited to, tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;

          2.3 all present and future monies, securities, credit balances, deposits, deposit accounts and other property of such Guarantor now or hereafter held or received by or in transit to Guaranteed Party or its affiliates or at any other depository or other institution from or for the account of such Guarantor whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (a) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (b) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (c) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and
(d) deposits by and property of account debtors or other persons securing the obligations of account debtors;

          2.4  Inventory;

          2.5  Equipment;

          2.6  Records; and

          2.7  all products and proceeds of the
foregoing,
in any form, including, without limitation, insurance proceeds and any claims against third parties for loss or damage to or destruction of any or all of the foregoing.

          This Agreement and the security interest created hereby are subject to (i) the Multi-Party Subordination
Agreement dated as of the date hereof among Congress, IBJS and Lender and (ii) the liens created by and granted pursuant to the Bondholder Documents, the Congress Loan
Documents and the Working Capital Term Note Documents
(the
"Existing Liens").

SECTION 3.  COLLATERAL COVENANTS

          3.1  Accounts Covenants.

          (a) Guaranteed Party shall have the right at any time or times, in Guaranteed Party's name or in the name of a nominee of Guaranteed Party, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

          (b) Each Guarantor shall deliver or cause to be delivered to Guaranteed Party, with appropriate endorsement and assignment, with full recourse to such Guarantor, all chattel paper and instruments which such Guarantor now owns or may at any time acquire immediately upon such Guarantor's receipt thereof, except as Guaranteed Party may otherwise agree.

          (c) Guaranteed Party may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors that the
Accounts have been assigned to Guaranteed Party and that Guaranteed Party has a security interest therein and Guaranteed Party may direct any or all accounts debtors to make payment of Accounts directly to Guaranteed Party,
(ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Guaranteed Party shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Guaranteed Party may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Guaranteed Party's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Guaranteed Party and are payable directly and only to Guaranteed Party and each Guarantor shall deliver to Guaranteed Party such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as
Guaranteed Party may require.

          3.2  Inventory Covenants.  With respect to the
Inventory: (a) each Guarantor shall at all times maintain inventory records reasonably satisfactory to Guaranteed
Party, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Guarantor's cost therefor and daily withdrawals therefrom and additions thereto; (b) during each calendar year for which a Guarantor has Inventory with a fair market value in excess of $5,000 at any time, each such Guarantor shall conduct a physical count of the Inventory at least once during such year, but at any time or times as Guaranteed Party may request on or after an Event of Default, and promptly following such physical inventory shall supply Guaranteed Party with a report in the form and with such specificity as may be reasonably satisfactory to Guaranteed Party concerning such physical count; (c) each Guarantor shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Guaranteed
Party, except for sales of Inventory in the ordinary course of Guarantor's business and except to move
Inventory directly from one location set forth or permitted herein to another such location; (d) upon Guaranteed Party's request, each Guarantor shall, at its expense, no more than once in any twelve (12) month period, but at any time or times as Guaranteed Party may request on or after an Event of Default, deliver or cause to be delivered to Guaranteed Party written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Guaranteed Party and by an appraiser acceptable to Guaranteed Party, addressed to Guaranteed Party or upon which Guaranteed Party is expressly permitted to rely; (e) each Guarantor shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of
1938, as amended and all rules, regulations and orders related thereto); (f) each Guarantor assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) each Guarantor shall keep the Inventory in good and marketable condition; and (h) each Guarantor shall not, without prior written notice to Guaranteed
Party, acquire or accept any Inventory on consignment or approval.

          3.3  Equipment Covenants.  With respect to the
Equipment: (a) upon Guaranteed Party's request, each
Guarantor shall, at its expense, at any time or times as Guaranteed Party may request on or after an Event of Default, deliver or cause to be delivered to Guaranteed
Party written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Guaranteed
Party
and by appraiser acceptable to Guaranteed Party; (b) each Guarantor shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Guarantor shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in each Guarantor's business and not for personal, family, household or farming use; (e) each Guarantor shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Guarantor or to move
Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Debtor in the ordinary course of business; (f) the Equipment is now and shall remain personal property and each Guarantor shall not permit any of the Equipment to be or become a part of or affixed to real property;
and
(g) each Guarantor assumes all responsibility and liability arising from the use of the Equipment.

          3.4 Power of Attorney. Each Guarantor hereby irrevocably designates and appoints Guaranteed Party (and all persons designated by Guaranteed Party) as each such Guarantor's true and lawful attorney-in-fact, and authorizes Guaranteed Party, in each such Guarantor's or Guaranteed Party's name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts by legal proceedings or otherwise, (iii) exercise all of each such Guarantor's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account upon such terms, for such amount and at such time or times as the Guaranteed Party deems advisable, (v) settle, adjust, compromise, extend or renew an Account,
(vi) discharge and release any Account, (vii) prepare, file and sign each such Guarantor's name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of each such Guarantor's mail to an address designated by Guaranteed
Party, and open and dispose of all mail addressed to each such Guarantor, and (ix) do all acts and things which are necessary, in Guaranteed Party's determination, to fulfill each such Guarantor's obligations under this Agreement and the other Revolving Loan Documents and (b) at any time to
(i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which each such Guarantor's mail is deposited, (iii) endorse each such Guarantor's name upon any items of payment or proceeds thereof and deposit the same in the Guaranteed Party's account for application to the Obligations, (iv) endorse each such Guarantor's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, and
(v) sign each such Guarantor's name on any verification of
Accounts and notices thereof to account debtors and (vi) execute in each such Guarantor's name and file any UCC financing statements or amendments thereto. Each
Guarantor hereby releases Guaranteed Party and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Guaranteed Party's own gross negligence or wilful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

          3.5 Right to Cure. Guaranteed Party may, at its option, (a) cure any default by each Guarantor under any agreement with a third party or pay or bond on appeal any judgment entered against such Guarantor, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and (c) pay any amount, incur any expense or perform any act which, in Guaranteed Party's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Guaranteed
Party
with respect thereto. Guaranteed Party may add any amounts so expended to the Obligations and charge each Guarantor's account therefor, such amounts to be repayable by each such Guarantor on demand. Guaranteed Party shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of each such Guarantor. Any payment made or other action taken by Guaranteed Party under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

          3.6 Access to Premises. From time to time as requested by Guaranteed Party, at the cost and expense of each Guarantor, (a) Guaranteed Party or its designee shall have complete access to all of each such Guarantor's premises during normal business hours and after notice to each such Guarantor, or at any time and without notice to any Guarantor if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each such Guarantor's books and records, including, without limitation, the Records, and (b) each Guarantor shall promptly furnish to Guaranteed Party such copies of such books and records or extracts therefrom as Guaranteed
Party may request, and (c) use during normal business hours such of each Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.


SECTION 4.  REPRESENTATIONS AND WARRANTIES

          Each Guarantor hereby represents and warrants to
Guaranteed Party the following (which shall survive the execution and delivery of this Agreement):

          4.1  Corporate Existence, Power and Authority;
Subsidiaries. Each Guarantor is a corporation duly organized and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a material adverse effect on such Guarantor's financial condition, results of operation or business or the rights of Guaranteed Party in or to any of the Collateral. The execution, delivery and performance of this Agreement, the other Revolving Loan Documents and the transactions contemplated hereunder and thereunder are all within each Guarantor's corporate powers, have been duly authorized and are not in contravention of law or the terms of such Guarantor's certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which such Guarantor is a party or by which such Guarantor or its property are bound. This Agreement and the other Revolving Loan
Documents constitute legal, valid and binding obligations of each Guarantor enforceable in accordance with their respective terms. Each Guarantor does not have any subsidiaries except as set forth on Schedule 4.1 hereto.

          4.2  Financial Statements; No Material Adverse
Change. All financial statements relating to each Guarantor which have been or may hereafter be delivered by such Guarantor to Guaranteed Party have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of such Guarantor as at the dates and for the periods set forth therein.
Except as disclosed in any interim financial statements furnished by each Guarantor to Guaranteed Party prior to the date hereof, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of each Guarantor, since the date of the most recent financial statements furnished by each Guarantor to Guaranteed Party prior to the date hereof.

          4.3  Chief Executive Office; Collateral
Locations. The chief executive office of each Guarantor and each such Guarantor's Records concerning Accounts are located only at the address set forth below and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in
Schedule 4.3 hereto, subject to the right of each such Guarantor to establish new locations in accordance with
Section 5.2 below. Schedule 4.3 hereto correctly identifies any of such locations which are not owned by each such Guarantor and sets forth the owners and/or operators thereof, and to the best of each such Guarantor's knowledge, the holders of any mortgages on such locations.

          4.4  Priority of Liens; Title to Properties.
The security interests and liens granted to Guaranteed
Party under this Agreement and the other Revolving Loan
Documents upon the filing of financing statements,
mortgages or deeds of trust which have been executed by
Guarantors as of the date hereof constitute valid and
perfected liens and security interests in and upon the
Collateral subject only to the liens indicated on
Schedule
4.4 hereto and the other liens permitted under Section
5.8
hereof. Each Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Guaranteed
Party and such others as are specifically listed on
Schedule 4.4 hereto or permitted under Section 5.8 hereof.

          4.5 Tax Returns. Each Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension except as previously disclosed in writing to Guaranteed Party). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each
Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to each Guarantor and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid federal, state, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

          4.6  Litigation.  Except as set forth on
Schedule 4.6 hereto, there is no present investigation by any governmental agency pending, or to the best of each Guarantor's knowledge threatened, against or affecting such Guarantor, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of each Guarantor's knowledge threatened, against such Guarantor or its assets or goodwill, or against or affecting any transactions contemplated by this
Agreement, which if adversely determined against such Guarantor would result in any material adverse change in the assets, business or prospects of such Guarantor or which would impair the ability of such Guarantor to perform its obligations hereunder or under any of the other Revolving Loan Documents to which it is a party or of Guaranteed Party to enforce the Obligations or realize upon any Collateral.

          4.7  Compliance with Other Agreements and
Applicable Laws. Each Guarantor is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and each Guarantor is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, federal, state or local governmental authority.

          4.8  Asset Values.  FGR, Inc., f.k.a. Decatur
Aluminum Company Inc., Fruehauf Corporation, Maryland
Shipbuilding & Drydock Company, The Mercer Co., CEMCO
International Limited, Fruehauf Holdings Corp., Fruehauf
Trailer (Australasia) Pty., E.L. Devices, Inc., f.k.a.
Electro Lube Devices, Inc., Bellinger Operations, Inc.
and
Key Houston Operations, Inc. do not collectively own assets (excluding a note payable from Debtor to Maryland
Shipbuilding & Drydock Company) having a fair market value in excess of $50,000. The real property owned by Jacksonville Shipyards, Inc. does not have a fair market value in the aggregate in excess of $350,000.

          4.9  Accuracy and Completeness of Information.
All information furnished by or on behalf of each Guarantor in writing to Guaranteed Party in connection with this Agreement or any of the other Revolving Loan
Documents or any transaction contemplated hereby or thereby, including, without limitation, all information on any of the Schedules hereto is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a material adverse affect on the business, assets or prospects of each Guarantor, which has not been fully and accurately disclosed to Guaranteed Party in writing.

          4.10 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Revolving Loan Documents shall survive the execution and delivery of this Agreement and shall be conclusively presumed to have been relied on by Guaranteed
Party regardless of any investigation made or information possessed by Guaranteed Party. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Guarantor shall now or hereafter give, or cause to be given, to Guaranteed Party.


SECTION 5.  AFFIRMATIVE AND NEGATIVE COVENANTS

          5.1 Maintenance of Existence. Each Guarantor shall at all times preserve, renew and keep in full, force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, tradenames, approvals, authorizations, leases and contracts necessary to carry on the business as presently or proposed to be conducted. Each Guarantor shall give Guaranteed Party thirty (30) days prior written notice of any proposed change in its corporate name, which notice shall set forth the new name and such Guarantor shall deliver to Guaranteed Party a copy of the amendment to the Certificate of Incorporation of such Guarantor providing for the name change certified by the Secretary of State of the jurisdiction of incorporation of such Guarantor as soon as it is available.

          5.2 New Collateral Locations. Each Guarantor may open any new location within the continental United
States provided such Guarantor (a) gives Guaranteed Party thirty (30) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Guaranteed Party such agreements, documents, and instruments as Guaranteed Party may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including, without limitation, UCC financing statements.

          5.3  Compliance with Laws, Regulations, Etc.
Each Guarantor shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders of any federal, state or local governmental authority applicable to it.

          5.4  Payment of Taxes and Claims.  Each
Guarantor shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for (i) taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Guarantor and with respect to which adequate reserves have been set aside on its books (ii) and obligations of Jacksonville Shipyards Inc. in an amount not in excess of $2,000,000, pursuant to Section
8(f) of the Harborworkers and Longshoremen Act and with respect to which Jacksonville Shipyards, Inc. has set aside adequate reserves on its books. Each Guarantor shall be liable for any tax or penalties imposed on Guaranteed Party as a result of the financing arrangements provided for herein and each Guarantor agrees to indemnify and hold Guaranteed Party harmless with respect to the foregoing, and to repay to Guaranteed Party on demand the amount thereof, and until paid by each Guarantor such amount shall be added and deemed part of the Obligations, provided, that, nothing contained herein shall be construed to require such Guarantor to pay any income or franchise taxes attributable to the income of Guaranteed
Party from any amounts charged or paid hereunder to Guaranteed Party. The foregoing indemnity shall survive the payment of the Obligations, the termination of this Agreement and the termination of the Revolving Loan
Documents.

          5.5 Insurance. Each Guarantor shall, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to Guaranteed
Party as to form, amount and insurer. Each Guarantor shall furnish certificates, policies or endorsements to Guaranteed Party as Guaranteed Party shall require as proof of such insurance, and, if such Guarantor fails to do so, Guaranteed Party is authorized, but not required, to obtain such insurance at the expense of such Guarantor.
All policies shall provide for at least thirty (30) days prior written notice to Guaranteed Party of any cancellation or reduction of coverage and that Guaranteed
Party may act as attorney for each Guarantor in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Each Guarantor shall cause
Guaranteed Party to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and each Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Guaranteed Party. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Guaranteed
Party as its interests may appear and further specify that
Guaranteed Party shall be paid regardless of any act or omission by each Guarantor or any of its affiliates. At its option, Guaranteed Party may apply any insurance proceeds received by Guaranteed Party at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Guaranteed Party may determine or hold such proceeds as cash collateral for the
Obligations.

          5.6  Provision of Information.

               (a)  Each Guarantor shall promptly notify
Guaranteed Party in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in such Guarantor's business, properties, assets, goodwill or condition, financial or otherwise and (ii) the occurrence of any Event of Default or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.

               (b)  Each Guarantor shall promptly after
the sending or filing thereof furnish or cause to be furnished to Guaranteed Party copies of all reports which each Guarantor sends to its stockholders generally and copies of all reports and registration statements which each Guarantor files with the Securities and Exchange
Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

               (c)  Each Guarantor shall furnish or cause
to be furnished to Guaranteed Party such budgets, forecasts, projections and other information respecting the Collateral and the business of such Guarantor, as Guaranteed Party may, from time to time, reasonably request. Guaranteed Party is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of each Guarantor to any court or other government agency or to any participant or assignee or prospective participant or assignee. Each Guarantor hereby irrevocably authorizes and directs all accountants or auditors to deliver to Guaranteed Party, at such Guarantor's expense, copies of the financial statements of such Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of such
Guarantor and to disclose to Guaranteed Party such information as they may have regarding the business of such Guarantor. Any documents, schedules, invoices or other papers delivered to Guaranteed Party may be destroyed or otherwise disposed of by Guaranteed Party one
(1) year after the same are delivered to Guaranteed
Party,
except as otherwise designated by Guarantor to Guaranteed
Party in writing.

          5.7  Sale of Assets, Consolidation, Merger,
Dissolution, Etc. Each Guarantor shall not, directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it (other than a merger into Debtor or another Guarantor), or (b) sell, assign, lease, transfer, abandon or otherwise dispose of any stock or indebtedness to any other Person or any of its assets to any other Person (except for sales or other dispositions of assets which Debtor is permitted to allow such subsidiary to consummate under the terms of the Working
Capital Term Note), or (c) form or acquire any subsidiaries, or (d) wind up, liquidate or dissolve or
(e)
agree to do any of the foregoing.

          5.8  Encumbrances.  Each Guarantor shall not
create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except: (a) liens and security interests granted pursuant to the Congress Loan Documents, the Bondholder Documents, the Working Capital Term Loan
Documents and the Revolving Loan Documents; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Guarantor and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Guarantor's business to the extent: (i) such liens secure indebtedness which is not overdue or
(ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Guarantor as presently conducted thereon or materially impair the value of the real property which may be subject thereto; and (e) the security interests and liens set forth on Schedule 4.4 hereto.

          5.9  Indebtedness.  Each Guarantor shall not
incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any obligations or indebtedness, except (a) the Obligations; (b) trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which each such Guarantor is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to each such Guarantor, and with respect to which adequate reserves have been set aside on its books; and (c) obligations or indebtedness set forth on Schedule 5.9 hereto; provided, that, (i) each Guarantor may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date hereof, (ii) each Guarantor shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) each Guarantor shall furnish to Guaranteed Party all notices or demands in connection with such indebtedness either received by such Guarantor or on its behalf, promptly after the receipt thereof, or sent by such Guarantor or on its behalf, concurrently with the sending thereof, as the case may be.

          5.10  Loans, Investments, Guarantees, Etc.
Each
Guarantor shall not, directly or indirectly, make any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the stock or indebtedness or all or a substantial part of the assets or property of any person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in: (i) short-term direct obligations of the United States
Government, and (ii) negotiable certificates of deposit issued by any bank satisfactory to Guaranteed Party, payable to the order of such Guarantor or to bearer and delivered to Guaranteed Party, and (c) the guarantees set forth in Schedule 5.10.

          5.11  Dividends and Redemptions.  Each
Guarantor
shall not, directly or indirectly, declare or pay any dividends on account of any of its shares of class of capital stock now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of capital stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing other than a cash dividend to Debtor.

          5.12  Transactions with Affiliates.  Each
Guarantor shall not enter into any transaction for the purchase, sale or exchange of property or the rendering of any service to or by any affiliate, except in the ordinary course of and pursuant to the reasonable requirements of each such Guarantor's business and upon fair and reasonable terms no less favorable to each such Guarantor than such Guarantor would obtain in a comparable arm's length transaction with an unaffiliated person.

          5.13 Costs and Expenses. Each Guarantor shall pay to Guaranteed Party on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Guaranteed
Party's rights in the Collateral, this Agreement, the other Revolving Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including, but not limited to:
(a) all costs and expenses of filing or recording
(including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all title insurance and other insurance premiums, appraisal fees and search fees; ( costs and expenses of preserving and protecting the Collateral; (d) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Guaranteed Party, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other
Revolving Loan Documents or defending any claims made or threatened against Guaranteed Party arising out of the transactions contemplated hereby and thereby (including, without limitation, preparations for and consultations concerning any such matters); and (e) the fees and disbursements of counsel (including legal assistants) to Guaranteed Party in connection with any of the foregoing.

          5.14  Further Assurances.  At the request of
Guaranteed Party at any time and from time to time, each Guarantor shall, at its expense, at any time or times duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Revolving Loan Documents. Where permitted by law, each Guarantor hereby authorizes
Guaranteed Party to execute and file one or more UCC financing statements signed only by Guaranteed Party.


SECTION 6.  EVENTS OF DEFAULT AND REMEDIES

          6.1  Events of Default.  The occurrence or
existence of any Event of Default under the Subordinated
Revolving Note is referred to herein individually as an "Event of Default", and collectively as "Events of Default".

            Remedies.

               (a)  At any time an Event of Default
exists
or has occurred and is continuing, Guaranteed Party shall have all rights and remedies provided in this Agreement, the other Revolving Loan Documents, the Uniform
Commercial
Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Guarantor or any other party, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Guaranteed Party hereunder, under any of the other
Revolving Loan Documents, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Guaranteed Party's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Guarantor of this Agreement or any of the other Revolving Loan
Documents. Guaranteed Party may, at any time or times, proceed directly against any Guarantor or any other party to collect any Obligations when due without prior recourse to the Collateral.

               (b)  Without limiting the foregoing, at
any
time an Event of Default exists or has occurred and is continuing, Guaranteed Party may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Guaranteed Party, (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require each Guarantor, at such Guarantor's expense, to assemble and make available to Guaranteed Party any part or all of the Collateral at any place and time designated by Guaranteed Party, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral
(including,
without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Guaranteed Party or elsewhere) at such prices or terms as Guaranteed Party may deem reasonable, for cash, upon credit or for future delivery, with the Guaranteed Party having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Guarantors, which right or equity of redemption is hereby expressly waived and released by Guarantors. If any of the Collateral is sold or leased by
Guaranteed Party upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Guaranteed
Party. If notice of disposition of Collateral is required by law, five (5) days prior notice by Guaranteed Party to each Guarantor designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Guarantors waive any other notice. In the event
Guaranteed Party institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Guarantors waive the posting of any bond which might otherwise be required.

                 Guaranteed Party may apply the cash
proceeds of Collateral actually received by Guaranteed
Party from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Guaranteed Party may elect, whether or not then due.
Each
Guarantor shall remain liable to Guaranteed Party for the payment of any deficiency with interest at the highest rate provided for in the Subordinated Revolving Note and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.


SECTION 7.  JURY TRIAL WAIVER; OTHER WAIVERS
                  AND CONSENTS; GOVERNING LAW

          7.1  Governing Law; Choice of Forum; Service of
Process; Jury Trial Waiver.

               (a)  The validity, interpretation and
enforcement of this Agreement and the other Revolving
Loan
Documents and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).

               (b)  Each Guarantor irrevocably consents
and submits to the non-exclusive jurisdiction of the courts of the State of New York and the United States
District Court for the Southern District of New York and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other
Revolving
Loan Documents or in any way connected or related or incidental to the dealings of any Guarantor and Guaranteed
Party in respect of this Agreement or the other Revolving
Loan Documents or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute with respect to any such matters shall be heard only in the courts described above (except that Guaranteed Party shall have the right to bring any action or proceeding against any Guarantor or its property in the courts of any other jurisdiction which
Guaranteed Party deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Guarantor or its property).

               (c)  Each Guarantor hereby waives personal
service of any and all process upon it and consents that
all such service of process may be made by certified mail
(return receipt requested) directed to its address set
forth on the signature pages hereof and service so made
shall be deemed to be completed five (5) days after the
same shall have been so deposited in the U.S. mails, or,
at Guaranteed Party's option, by service upon such
Guarantor in any other manner provided under the rules of
any such courts.   Within thirty (30) days after such
service, such Guarantor shall appear in answer to such process, failing which such Guarantor shall be deemed in default and judgment may be entered by Guaranteed Party against such Guarantor for the amount of the claim and other relief requested.

               (d)  EACH GUARANTOR HEREBY WAIVES ANY
RIGHT
TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF
ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE
OTHER REVOLVING LOAN DOCUMENTS OR (ii) IN ANY WAY
CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS
OF
ANY GUARANTOR AND GUARANTEED PARTY IN RESPECT OF THIS
AGREEMENT OR ANY OF THE OTHER REVOLVING LOAN DOCUMENTS OR
THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE
WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN
CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH GUARANTOR
HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND,
ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL
WITHOUT A JURY AND THAT SUCH GUARANTOR OR GUARANTEED
PARTY
MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS
AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE
CONSENT OF SUCH GUARANTOR AND GUARANTEED PARTY TO THE
WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

               (e)  Guaranteed Party shall not have any
liability to any Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by any Guarantor in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Guaranteed Party that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Guaranteed Party shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement and the other Revolving Loan
Documents.

          7.2 Waiver of Notices. Each Guarantor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on each Guarantor which Guaranteed Party may elect to give shall entitle such Guarantor to any other or further notice or demand in the same, similar or other circumstances.

          7.3  Amendments and Waivers.  Neither this
Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Guaranteed Party. Guaranteed Party shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Guaranteed Party. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Guaranteed Party of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Guaranteed Party would otherwise have on any future occasion, whether similar in kind or otherwise.

          7.4 Waiver of Counterclaims. Each Guarantor waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

          7.5  Indemnification.  Each Guarantor shall
indemnify and hold Guaranteed Party, and its directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Revolving Loan Documents, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the fees and expenses of counsel. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, each Guarantor shall pay the maximum portion which it is permitted to pay under applicable law to Guaranteed Party in satisfaction of indemnified matters under this Section.
The foregoing indemnity shall survive the payment of the Obligations, the termination of this Agreement and the termination or non-renewal of the Subordinated Revolving
Note. All of the foregoing costs and expenses shall be part of the Obligations and secured by the Collateral.


SECTION 8.  MISCELLANEOUS

          8.1  Notices.  All notices, requests and
demands
hereunder shall be in writing and (a) made to Guaranteed
Party at 672 Delaware Avenue, Buffalo, New York  14209,
Attn:  Frederick J. Chapman and to each applicable
Guarantor at its chief executive office set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

          8.2 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

          8.3  Successors.  This Agreement, the other
Revolving Loan Documents and any other document referred to herein or therein shall be binding upon each Guarantor and its respective successors and assigns and inure to the benefit of and be enforceable by Guaranteed Party and its successors and assigns, except that each Guarantor may not assign its rights under this Agreement, the other
Revolving Loan Documents and any other document referred to herein or therein without the prior written consent of Guaranteed Party.

          IN WITNESS WHEREOF, each Guarantor has caused these presents to be duly executed as of the day and year first above written.

               GUARANTOR

               FGR, Inc., f.k.a. Decatur  Aluminum
               Company, Inc.

               By:/s/ Timothy J. Wiggins
                  ----------------------

               Title: Executive Vice President and
                      Chief Financial Officer

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204


               GUARANTOR

               Fruehauf Corporation

               By:/s/ Timothy J. Wiggins
                  -----------------------------
               Title: Executive Vice President
                     --------------------------

               CHIEF EXECUTIVE OFFICE:

               1105 North Market Street, Suite 1300
               P.O. Box 8985
               Wilmington, Delaware  19899


               GUARANTOR

               Maryland Shipbuilding & Drydock Company

               By:/s/ Gary K. Lorenz
                  --------------------------
               Title: President
                     -----------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204


               GUARANTOR

               The Mercer Co.

               By:/s/ Timothy J. Wiggins
                  ----------------------------
               Title: Executive Vice President
                     -------------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204


               GUARANTOR

               Fruehauf International Limited

               By: /s/ Timothy J. Wiggins
                  ----------------------------
               Title: Executive Vice President
                      ------------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204



               GUARANTOR

               Deutsche-Fruehauf Holding Corporation

               By:/s/ Timothy J. Wiggins
                  ----------------------------
               Title: Executive Vice President
                      ------------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204


               GUARANTOR

               Jacksonville Shipyards, Inc.

               By:/s/ Gary K. Lorenz
                  ------------------------
               Title: President
                      --------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204



               GUARANTOR

               M.J. Holdings, Inc.

               By:/s/ Timothy J. Wiggins
                  ----------------------------
               Title: Executive Vice President
                      ------------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204



               GUARANTOR

               Fruehauf Holdings Corp.

               By:/s/ Timothy J. Wiggins
                  ----------------------------
               Title: Executive Vice President
                      ------------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204

               GUARANTOR

               E.L. Devices, Inc.

               By:/s/ Timothy J. Wiggins
                  ----------------------------
               Title: Executive Vice President
                      ------------------------

               CHIEF EXECUTIVE OFFICE:

               111 Monument Circle, Suite 3200
               Indianapolis, Indiana 46204



               ACCEPTED BY:

               K-H Corporation

               By:/s/ Fred J. Chapman
                  ----------------------------
               Title: Treasurer
                      ------------------------

                          Schedule 4.1

                   [To be provided by Debtor]

                          Schedule 4.4

              Priority of Liens; Title to Property


                   [To be provided by Debtor]


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                          Schedule 4.6

                           Litigation


                   [To be provided by Debtor]

                          Schedule 5.9

                          Indebtedness


                   [To be provided by Debtor]

                          Schedule 5.10

              Loans, Investments, Guarantees, Etc.


                   [To be provided by Debtor]